Exhibit 99.1

Target Hospitality Announces First Quarter 2019 Results

•                  Total revenues more than doubled to $82.0 million

•                  Announcing start of construction of a new 200-bed community in the Delaware Basin for a major, integrated E&P customer; option to expand up to 400 beds

•                  Affirm full year 2019 revenue and Adjusted EBITDA outlook

THE WOODLANDS, Texas, May 7, 2019 (BUSINESS WIRE) – Target Hospitality Corp. (“Target Hospitality” or the “Company”) (NASDAQ: TH), the largest provider of vertically-integrated specialty rental accommodations with premium catering and value-added hospitality services in the U.S., today reported results for the first quarter ended March 31, 2019.

On March 15, 2019, Target Hospitality was formed through the previously announced business combination (the “Business Combination”) of Platinum Eagle Acquisition Corp. (“Platinum Eagle”), Target Logistics Management, LLC (“Target Lodging”) and RL Signor Holdings, LLC (“Signor”). In connection with the closing of the Business Combination, Platinum Eagle was renamed Target Hospitality. Prior to the Business Combination, the businesses of Target Lodging and Signor were under common control and as a result, Target Lodging began the integration of Signor into its business on September 7, 2018. The results presented in this press release reflect the combined results of Target Lodging and Signor for the first quarter of 2019 and exclude the results of Signor for the first quarter of 2018.

Financial and Operational Highlights for the First Quarter 2019

•      Total revenues of $82.0 million, up 112%, led by growth in the Permian

•      Net loss of $(14.0) million or $(0.18) per diluted share

•      Adjusted net income(1) of $17.0 million or $0.21 per diluted share excluding after-tax charges and (credits) of $31.0 million or $0.39 per diluted share

•      Adjusted EBITDA(1) of $41.3 million, up 127%, with Adjusted EBITDA margin(1) of 50.4%

•      Average daily rate, or ADR, and utilization increased by 2.0% and 10.0% respectively; both at the highest levels since the first quarter of 2017

•      Announcing start of construction of a new 200-bed community in the Delaware Basin of the Permian underpinned by multi-year contract; reflects favorable market outlook by anchor tenant, a major integrated E&P company

•      Started construction of a previously announced 400-bed community located in Carlsbad, New Mexico backed by guaranteed multi-year contracts providing compelling unit economics

•      Signor acquisition integration progressing well with high-grading of communities and continued conversion of customer contracts

•      Affirm full year 2019 revenue and Adjusted EBITDA outlook driven by strong visibility with approximately 86% of estimated 2019 revenue under contract

Brad Archer, President and Chief Executive Officer of Target Hospitality, stated, “We delivered strong results in the first quarter driven by customer renewals, community expansions, operational enhancements, and benefits from our Signor integration. These results were in line with our expectations as we drove broad-based performance improvement across key metrics, including positive contributions from higher utilization and ADR. This was directly attributable to our durable customer contracts, which provide us with great visibility and underpin the stability and resiliency of our business. Furthermore, additional progress was made with the integration of full turnkey services at Signor communities as we realized the benefit of more favorable contract renewals and extensions.”

Mr. Archer continued, “We are pleased by the solid start to the year, in what is our seasonally smallest quarter, and look forward to delivering on our affirmed outlook for 2019. Demand in the Permian Basin remains robust and supports our identified project pipeline of new communities to add to what is already the largest network of workforce accommodations in the region. These community expansions along with

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revenue and cost savings synergies from the Signor integration combined with our solid track record of execution further strengthens our confidence in the growth trajectory of our business.”

Summary Financial Results – First Quarter 2019

Refer to exhibits to this earnings release for reconciliation of non-GAAP to GAAP financial measures

Three Months Ended ($ in ‘000s, except ADR and per share amounts)	March 31, 2019	March 31, 2018	Change
Revenue	$81,982	$38,646	112.1%
Net loss	$(13,979)	$(4,194)	(233.3%)
Net loss per share	$(0.18)	$(0.16)	(12.5%)

Adjusted gross profit(1)	$47,655	$22,706	109.9%
Adjusted gross profit margin(1)	58.1%	58.8%	(0.7%)
Adjusted EBITDA(1)	$41,297	$18,200	126.9%
Adjusted EBITDA margin(1)	50.4%	47.1%	3.3%

Adjusted net income(1)	$17,044	$4,545	275.0%
Adjusted diluted earnings per share(1)	$0.21	$0.18	16.7%

Average daily rate (ADR)	$82.4	$80.8	2.0%
Average available beds	11,160	6,552	70.3%
Utilization	87%	77%	10.0%

Total revenue for the first quarter of 2019 was $82.0 million, an increase of 112%, compared to $38.6 million in the prior year quarter. This revenue growth was driven by community expansions, increased utilization rates, and higher ADR.  Average available beds were 11,160 and the utilization rate was 87%, compared to 6,552 average available beds and a utilization rate of 77% in the prior year quarter. ADR increased to $82.4 from $80.8 in the prior year quarter, primarily attributable to favorable customer contract renewals.

Net loss was $(14.0) million, or $(0.18) per diluted share in the first quarter of 2019, as compared to a net loss of $(4.2) million, or $(0.06) per diluted share in the first quarter of 2018. Net loss in the first quarter of 2019 was impacted by certain costs related to acquisition and transaction expenses, primarily in connection with the Business Combination. Net loss in the first quarter of 2018 was also impacted by costs related to restructuring activities. Excluding after-tax charges and (credits) of $31.0 million or $0.39 per diluted share, Adjusted net income(1) was $17.0 million or $0.21 per diluted share. On March 31, 2019, the Company had 100,217,035 shares of common stock outstanding, excluding 5,015,898 shares of common stock issued and held in escrow. The weighted average shares of common stock outstanding in the first quarter of 2019 was 79,589,905 shares.

Gross profit margin was 46.1%, compared to 41.7% in the prior year quarter. Adjusted gross profit margin(1), which excludes depreciation on specialty rental assets, was 58.1%, compared to 58.8% in the prior year quarter, largely attributable to a higher number of communities under construction or expansion, partially offset by favorable cost leverage on higher total revenues.

Adjusted EBITDA for first quarter of 2019 increased by 127% to $41.3 million, compared to $18.2 million in the prior year quarter. Adjusted EBITDA in the first quarter of 2019 excludes, among other items, certain expenses in connection with the Business Combination, including transaction expense of $8.0 million, along with bonus payments as a result of the Business Combination being consummated in the aggregate amount of $28.5 million. Adjusted EBITDA margin grew by approximately 3.3% to 50.4%, compared to 47.1% in the prior year quarter. Growth in Adjusted EBITDA and Adjusted EBITDA margin was primarily due to higher total revenues coupled with operating improvements, Signor integration synergies, and favorable customer contract renewals.

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Capital expenditures were $21.8 million for the first quarter of 2019. This included approximately $21.3 million in capital expenditures for new community development and expansions, along with upgrades and conversions at Signor communities. As of March 31, 2019, the Company had $23.1 million of cash and cash equivalents, and $380.0 million in gross amount of total long-term debt, which included $340.0 million in aggregate principal amount of Senior Secured Notes due March 2024 and borrowings of $40.0 million under the $125.0 million ABL revolving credit facility.

Segment Results – First Quarter 2019

Permian Basin

Financial Highlights

Refer to exhibits to this earnings release for reconciliation of non-GAAP to GAAP financial measures

Three Months Ended ($ in ‘000s, except ADR)	March 31, 2019	March 31, 2018	Change
Revenue	$52,712	$15,663	236.5%
Adjusted gross profit(1)	$32,594	$9,458	244.6%
Adjusted gross profit margin(1)	61.8%	60.4%	1.4%

Average daily rate (ADR)	$86.3	$88.8	(2.8%)
Average available beds	7,279	2,070	251.6%
Utilization	90%	94%	(4.0%)

Revenues in the Permian Basin grew over two times to $52.7 million, compared to $15.7 million in the prior year quarter. The revenue growth was attributable to a higher number of average available beds through Signor integration and expansion of communities in response to strong demand for turnkey services year-over-year. The reduction in ADR and utilization each reflect the mix impact of Signor communities, partially offset by improvement at legacy Target Lodging communities. Adjusted gross profit margin was 61.8%, compared to 60.4% in the prior year quarter largely reflecting the impact of operational improvements and improved cost leverage.

Portfolio Expansions

Today, the Company announced a new 200-bed community in the Delaware Basin further advancing its strategy to further grow the expansive Permian lodging network. Construction started on this new community in the first quarter of 2019. It is being built to accommodate a major integrated E&P company, an existing customer with significant operations in the Delaware Basin, a high-growth region within the Permian Basin. Like the Company’s other communities, this new community is under a new multi-year contract that includes Target Hospitality’s full suite of services, and can be expanded for up to 400 beds. The new facility is expected to be operational in the third quarter of 2019.

As previously announced in February 2019, the Company was awarded contracts to build a new 400-bed community in Carlsbad, New Mexico, located in the Delaware Basin region of the Permian Basin. The new community, already under construction, will further enhance our ability to support production, development, and capital investment by major energy producers in the region. Underwritten by multi-year contracts with a major producer and several large oil and gas companies, the new facility will include our full suite of services, including high-quality accommodations, culinary services, amenities, and hospitality services. The new facility is expected to be operational in the third quarter of 2019.

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Bakken Basin

Financial Highlights

Refer to exhibits to this earnings release for reconciliation of non-GAAP to GAAP financial measures

Three Months Ended ($ in ‘000s, except ADR)	March 31, 2019	March 31, 2018	Change
Revenue	$4,772	$5,570	(14.3%)
Adjusted gross profit(1)	$1,635	$1,831	(10.7%)
Adjusted gross profit margin(1)	34.3%	32.9%	1.4%

Average daily rate (ADR)	$77.8	$79.2	(1.8%)
Average available beds	1,024	1,607	(36.3%)
Utilization	60%	40%	20.0%

Revenues were $4.8 million, compared to $5.6 million in the prior year quarter. The revenue reduction was attributable to a lower number of available beds due to closure of Dunn county community in the fourth quarter of 2018. Utilization improved to 60% from 40% due to a reduction in the average available beds. Adjusted gross profit margin was 34.3%, compared to 32.9% in the prior year quarter largely due to effective cost controls and a reduction in average available beds.

Government

Financial Highlights

Refer to exhibits to this earnings release for reconciliation of non-GAAP to GAAP financial measures

Three Months Ended ($ in ‘000s, except ADR)	March 31, 2019	March 31, 2018	Change
Revenue	$16,555	$16,521	0.2%
Adjusted gross profit(1)	$11,851	$11,514	2.9%
Adjusted gross profit margin(1)	71.6%	69.7%	1.9%

Average daily rate (ADR)	$74.7	$74.6	0.1%
Average available beds	2,400	2,492	(3.7%)
Utilization	100%	96%	4.0%

Revenues were consistent year-over-year at approximately $16.5 million. Average available beds of 2,400 were fully utilized in the first quarter of 2019, while ADR at $74.7 was essentially flat compared to prior year quarter. Adjusted gross profit margin increased to 71.6% compared to 69.7% in the prior year quarter mainly due to reduced occupancy compared to utilization in the current year quarter.

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All Other

Financial Highlights

Refer to exhibits to this earnings release for reconciliation of non-GAAP to GAAP financial measures

Three Months Ended ($ in ‘000s)	March 31, 2019	March 31, 2018	Change
Revenue	$7,943	$892	790.5%
Adjusted gross profit(1)	$1,575	($97)	nm
Adjusted gross profit margin(1)	19.8%	(10.9%)	30.7%

This segment operations consist primarily of revenue from the construction phase of the TransCanada Pipelines (“TCPL”) as well as vertically-integrated specialty rental and hospitality services revenue from customers in the energy industry located outside of the Permian and Bakken Basins. Revenues increased to $7.9 million, of which $7.2 million is due to construction fee income from TCPL related to offsite planning and procurement activities for long-lead items. Adjusted gross profit margin was 19.8% compared to (10.9%) in the prior year quarter mainly attributable to TCPL. Note that a full contract release remains outstanding pending final investment decision by TransCanada. Key operating metrics – average daily rate, average available beds, and utilization – are not meaningful for this segment.

2019 Outlook

Based on our first quarter results and current expectations, the Company affirms its full year 2019 outlook for revenues to be in the range of $340 million to $350 million and Adjusted EBITDA to be in the range of $175 million to $180 million. This outlook is supported by its strong revenue visibility with approximately 86% of our estimated 2019 revenue currently under contract. Our new community expansions are expected to result in additional contribution to the Company’s financial outlook, once operational.

The Company expects maintenance capital expenditures for the full year 2019 to approximate 1% of total revenues, with the remainder of capital expenditures primarily to fund organic growth initiatives that are underwritten by multi-year customer contracts.

“We expect the momentum in our business to continue as we move through the year. Customer demand remains firm and we are well positioned in all of our segments to continue generating solid results. With a strong balance sheet and capital allocation priorities in place, we look forward to continuing to execute our growth strategies and drive value for our shareholders,” concluded Mr. Archer.

Audio Conference Call

The Company has scheduled an audio conference call for Wednesday, May 8, 2019 at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the first quarter 2019 results.

To participate in the audio conference call, dial-in to any of the following telephone numbers at least 5 minutes prior to scheduled start time:

Domestic:	1-877-423-9813
International:	1-201-689-8573
Reference:	Target Hospitality

The audio conference call will be available by live webcast and can be accessed through the Investors section of Target Hospitality’s website at www.TargetHospitality.com. Those interested in listening to the webcast should go to the website at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

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An archived audio replay will be available after the event at the same website address or by using the following dial-in information:

Domestic:	1-844-512-2921
International:	1-412-317-6671
Passcode:	13689659#

The archived audio replay can be accessed through August 8, 2019.

(1) Non-GAAP Financial Measures

This press release contains non-GAAP financial measures including Adjusted net income, Adjusted diluted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, and Adjusted EBITDA margin. Reconciliations of these measures to the most directly comparable GAAP financial measures to the extent available without unreasonable effort are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to Target Hospitality without unreasonable effort. We cannot provide reconciliations of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation.  Target Hospitality provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted below.

We have included Adjusted net income, Adjusted diluted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, and Adjusted EBITDA margin which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.

Definitions:

Target Hospitality defines Adjusted net income, as Net income (loss) plus the following adjustments to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

•     Transaction bonus amounts: Algeco US Holdings LLC (“Target Parent”) paid certain transaction bonuses to certain executives and employees related to the closing of the Business Combination.

•     Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the Business Combination.

•     Officer loan expense: Loans to certain executive officers of the Company were forgiven and recognized as selling, general, and administrative expense upon consummation of the Business Combination. Such amounts are not expected to recur in the future.

•     Target Parent selling, general and administrative costs: Target Parent incurred certain costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction that originated in 2017.

•     Restructuring costs: Target Parent incurred certain costs associated with restructuring plans designed to streamline operations and reduce costs.

•     Other income, net: Other income, net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, and other immaterial non-cash charges.

•     Income tax benefits: The above described amounts are offset by the related income tax benefits at the Company’s effective tax rate for the above items.

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Target Hospitality defines Adjusted diluted earnings per share as Adjusted net income divided by diluted weighted average shares outstanding for the period.

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets and loss on impairment. Target Hospitality defines Adjusted gross profit margin as Adjusted gross profit divided by total revenue for the same period.

Target Hospitality defines EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization.

Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

•     Transaction bonus amounts: Target Parent paid certain transaction bonuses to certain executives and employees related to the closing of the Business Combination.

•     Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the Business Combination.

•     Officer loan expense: Loans to certain executive officers of the Company were forgiven and recognized as selling, general, and administrative expense upon consummation of the Business Combination. Such amounts are not expected to recur in the future.

•     Target Parent selling, general and administrative costs: Target Parent incurred certain costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction that originated in 2017.

•     Restructuring costs: Target Parent incurred certain costs associated with restructuring plans designed to streamline operations and reduce costs.

•     Other income, net: Other income, net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, and other immaterial non-cash charges.

Target Hospitality defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue for the same period.

Utility and Purposes:

We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including non-routine items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

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Adjusted net income, Adjusted diluted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, and Adjusted EBITDA margin are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), Gross profit, Diluted earnings per share, or other performance measures derived in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted net income, Adjusted diluted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, and Adjusted EBITDA margin provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

About Target Hospitality

Target Hospitality is the largest provider of vertically integrated specialty rental accommodations and value-added hospitality services company in the United States. Target Hospitality builds, owns and operates customized housing communities for a range of end users, and offers a full suite of cost-effective hospitality solutions including culinary, catering, concierge, laundry and security services as well as recreational facilities. Target Hospitality primarily serves the energy and government sectors and its growing network of communities is designed to maximize workforce productivity and satisfaction.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: operational, economic, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters and other business disruptions; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our inability to recognize deferred tax assets and tax loss carry forwards; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders or regulatory proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic movements; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems; and our ability to meet our debt service requirements and obligations.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Contacts:

Investors	Media
Narinder Sahai	Jason Chudoba
Tel: 832-702-8009	Tel: 646-277-1249
Email: Narinder Sahai	Email: Jason Chudoba

Rodny Nacier	Elyse Gentile
Tel: 832-702-8009	Tel: 646-677-1823
Email: Rodny Nacier	Email: Elyse Gentile

TH 1Q 2019 Earnings Release	Page 9 of 15

Exhibit 1

Target Hospitality Corp.

Unaudited Consolidated Statements of Comprehensive Loss

($ in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2019	2018
Revenue:
Services income	$61,073	$24,916
Specialty rental income	13,730	13,730
Construction fee income	7,179	—
Total revenue	81,982	38,646
Costs:
Services	32,009	13,510
Specialty rental	2,318	2,430
Depreciation of specialty rental assets	9,901	6,603
Gross profit	37,754	16,103
Selling, general and administrative	44,752	10,182
Other depreciation and amortization	3,763	1,290
Restructuring costs	168	6,256
Other income, net	(38)	(450)
Operating loss	(10,891)	(1,175)
Loss on extinguishment of debt	907	—
Interest expense, net	4,031	3,945
Loss before income tax	(15,829)	(5,120)
Income tax benefit	(1,850)	(926)
Net loss	(13,979)	(4,194)
Other comprehensive loss
Foreign currency translation	—	(907)
Comprehensive loss	$(13,979)	$(5,101)

Weighted average shares outstanding	79,589,905	25,686,327

Net loss per share	$ (0.18)	$ (0.16)

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Exhibit 2

Target Hospitality Corp.

Consolidated Balance Sheets

($ in thousands)

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,120	$12,194
Accounts receivable, less allowance for doubtful accounts of $35 and $39, respectively	55,132	57,106
Prepaid expenses and other assets	4,387	3,965
Notes due from affiliates	—	638
Notes due from officers	—	1,083
Total current assets	82,639	74,986

Restricted cash	257	257
Specialty rental assets, net	305,458	293,559
Other property, plant and equipment, net	18,678	18,882
Goodwill	34,180	34,180
Other intangible assets, net	123,857	127,383
Deferred tax asset	14,457	12,420
Deferred financing costs revolver, net	5,782	2,865
Notes due from officers	—	500
Other non-current assets	78	—
Total assets	$585,386	$565,032

Liabilities
Current liabilities:
Accounts payable	$40,940	$21,597
Accrued liabilities	21,591	23,300
Deferred revenue and customer deposits	16,852	17,805
Current portion of capital lease and other financing obligations	971	2,446
Total current liabilities	80,354	65,148

Other liabilities:
Long-term debt:
Principal amount	340,000	—
Less: unamortized original issue discount	(3,281)	—
Less: unamortized term loan deferred financing costs	(16,232)	—
Long-term debt, net	320,487	—
Revolving credit facility	40,000	20,550
Long-term capital lease and other financing obligations	—	14
Note due to affiliates	—	108,047
Deferred revenue and customer deposits	16,699	19,571
Asset retirement obligations	2,664	2,610
Other non-current liabilities	—	101
Total liabilities	$460,204	$216,041

Commitments and contingencies	—	—
Stockholders’ Equity
Common Stock, $0.0001 par, 380,000,000 authorized, 105,232,933 issued and outstanding as of March 31, 2019 and 74,786,327 issued and outstanding at December 31, 2018	10	7
Additional paid-in-capital	110,139	319,968
Accumulated other comprehensive loss	(2,463)	(2,463)
Accumulated earnings	17,496	31,479
Total stockholders’ equity	125,182	348,991
Total liabilities and stockholders’ equity	$585,386	$565,032

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Exhibit 3

Target Hospitality Corp.

Unaudited Consolidated Statements of Cash Flows

($ in thousands)

	For the Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(13,979)	$(4,194)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	10,138	6,649
Amortization of intangible assets	3,526	1,244
Accretion of asset retirement obligation	54	35
Amortization of deferred financing costs	315	—
Amortization of original issue discount	21	—
Officer loan compensation expense	1,583	295
Gain on involuntary conversion	—	(450)
Loss on extinguishment of debt	907	—
Deferred income taxes	(2,037)	(1,156)
Provision for loss on receivables	—	86
Changes in operating assets and liabilities
Accounts receivable	1,974	654
Prepaid expenses and other assets	(422)	778
Accounts payable and other accrued liabilities	(4,801)	3,526
Deferred revenue and customer deposits	(3,825)	(1,730)
Other non-current assets and liabilities	(199)	(2,222)
Net cash (used in) provided by operating activities	(6,745)	3,515
Cash flows from investing activities:
Purchase of specialty rental assets	(14,623)	(21,888)
Purchase of property, plant and equipment	(37)	(162)
Repayments from (advances to) affiliates	638	(500)
Receipt of insurance proceeds	—	2,250
Net cash used in investing activities	(14,022)	(20,300)
Cash flows from financing activities:
Proceeds from borrowings on Senior Secured Notes, net of discount	336,699	—
Principal payments on finance and capital lease obligations	(1,475)	(3,527)
Proceeds from notes with affiliates	—	10,000
Principal payments on borrowings from ABL	(27,790)	(1,076)
Proceeds from borrowings on ABL	47,240	5,500
Repayment of affiliate note	(3,762)	—
Contributions from affiliate	39,107	—
Recapitalization	218,752	—
Recapitalization - cash paid to Algeco Seller	(563,134)	—
Payment of deferred financing costs	(13,944)	—
Net cash provided by financing activities	31,693	10,897

Net increase (decrease) in cash and cash equivalents	10,926	(5,888)
Cash and cash equivalents - beginning of period	12,194	12,533
Cash and cash equivalents - end of period	$23,120	$6,645

Non-cash investing and financing activity:
Non-cash change in accrued capital expenditures	$(7,177)	$(3,716)
Non-cash change in accrued deferred financing cost	$(6,424)	$—
Non-cash contribution from affiliate - forgiveness of affiliate note	$104,285	$—
Non-cash distribution to PEAC - liability transfer from PEAC, net	$(8,840)	$—
Non-cash change in specialty rental assets due to effect of exchange rate changes	$—	$907

TH 1Q 2019 Earnings Release	Page 12 of 15

Exhibit 4

Target Hospitality Corp.

Reconciliation of Net loss to Adjusted net income and Adjusted diluted earnings per share

($ in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2019	2018
Net loss	$(13,979)	$(4,194)
Restructuring costs	168	6,256
Target Parent selling, general, and administrative costs	246	5,192
Other income, net	(38)	(450)
Transaction expenses	8,046	484
Transaction bonus amounts	28,519	—
Officer loan expense	1,583	—
Less: Income tax benefits	(7,501)	(2,743)
Adjusted net income	$17,044	$4,545

Weighted average shares outstanding	79,589,905	25,686,327

Net loss per share, as reported	$ (0.18)	$ (0.16)

Adjusted diluted earnings per share	$ 0.21	$ 0.18

TH 1Q 2019 Earnings Release	Page 13 of 15

Exhibit 5

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit and Adjusted gross profit margin

($ in thousands)

	For the Three Months Ended
	March 31,
	2019	2018
Gross profit	$37,754	$16,103
Depreciation of specialty rental assets	9,901	6,603
Adjusted gross profit	$47,655	$22,706

Total revenue	$81,982	$38,646

Gross profit margin	46.1%	41.7%

Adjusted gross profit margin	58.1%	58.8%

TH 1Q 2019 Earnings Release	Page 14 of 15

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net Loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin

($ in thousands)

	For the Three Months Ended
	March 31,
	2019	2018
Net loss	$(13,979)	$(4,194)
Interest expense, net	4,031	3,945
Loss on extinguishment of debt	907	—
Income tax benefit	(1,850)	(926)
Other depreciation and amortization	3,763	1,290
Depreciation of specialty rental assets	9,901	6,603
EBITDA	$2,773	$6,718

Adjustments
Transaction bonus amounts	28,519	—
Transaction expenses	8,046	484
Officer loan expense	1,583	—
Target Parent selling, general, and administrative costs	246	5,192
Restructuring costs	168	6,256
Other income, net	(38)	(450)
Adjusted EBITDA	$41,297	$18,200

Total revenue	$81,982	$38,646

Adjusted EBITDA margin	50.4%	47.1%

TH 1Q 2019 Earnings Release	Page 15 of 15